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                                                                  EXHIBIT (c)(5)


                          COMPUTER SCIENCES CORPORATION

                           DEFERRED COMPENSATION PLAN


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                          COMPUTER SCIENCES CORPORATION
                           DEFERRED COMPENSATION PLAN

                                TABLE OF CONTENTS

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ARTICLE I - DEFINITIONS ..........................................................1

        Section 1.1 - General.....................................................1
        Section 1.2 - Account ....................................................1
        Section 1.3 - Administrator ..............................................1
        Section 1.4 - Board.......................................................2
        Section 1.5 - Change in Control ..........................................2
        Section 1.6 - Chief Executive Officer ....................................2
        Section 1.7 - Code........................................................2
        Section 1.8 - Committee ..................................................2
        Section 1.9 - Company ....................................................2
        Section 1.10- Deferred Compensation ......................................2
        Section 1.11- Election Form ..............................................3
        Section 1.12- Eligible Key Executive .....................................3
        Section 1.13- Employee ...................................................3
        Section 1.14- ERISA ......................................................3
        Section 1.15- Exchange Act ...............................................3
        Section 1.16- Hardship ...................................................3
        Section 1.17- Key Executive ..............................................4
        Section 1.18- Key Executive Plan .........................................4
        Section 1.19- Nonemployee Director .......................................4
        Section 1.20- Nonemployee Director Plan ..................................4
        Section 1.21- Partial First Plan Year ....................................4
        Section 1.22- Participant ................................................5
        Section 1.23- Plan........................................................5
        Section 1.24- Plan Year ..................................................5
        Section 1.25- Predecessor Plan ...........................................5
        Section 1.26- Retirement .................................................5
        Section 1.27- Separation from Service ....................................5
        Section 1.28- Qualified Compensation .....................................5

ARTICLE II - ELIGIBILITY..........................................................6

        Section 2.1 - Requirements for Participation .............................6
        Section 2.2 - Deferral Election Procedure ................................6
        Section 2.3 - Content of Election Form ...................................6


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ARTICLE III - PARTICIPANTS' DEFERRALS ............................................7

        Section 3.1 - Deferral of Qualified Compensation .........................7
        Section 3.2 - Deferral for Partial First Plan Year .......................7

ARTICLE IV - DEFERRED COMPENSATION ACCOUNTS ......................................7

        Section 4.1 - Deferred Compensation Accounts .............................7
        Section 4.2 - Crediting of Deferred Compensation .........................7
        Section 4.3 - Crediting of Earnings ......................................8
        Section 4.4 - Applicability of Account Values ............................8
        Section 4.5 - Vesting of Deferred Compensation Accounts ..................8
        Section 4.6 - Assignments, Etc. Prohibited ...............................8

ARTICLE V - DISTRIBUTIONS OF DEFERRED COMPENSATION ACCOUNTS ......................8

        Section 5.1 - Distributions upon a Key Executive's Retirement and a
                             Nonemployee Director's Separation from Service ......8
        Section 5.2 - Distributions upon a Key Executive's Pre-Retirement
                             Separation from Service .............................9
        Section 5.3 - Distributions upon a Participant's Death ...................9
        Section 5.4 - Optional Distributions .....................................10
        Section 5.5 - Applicable Taxes ...........................................10

ARTICLE VI - WITHDRAWALS FROM DEFERRED COMPENSATION
                      ACCOUNTS ...................................................11

        Section 6.1 - Hardship Withdrawals from Accounts .........................11
        Section 6.2 - Withdrawals after a Change in Control ......................11
        Section 6.3 - Voluntary Withdrawals ......................................11
        Section 6.4 - Applicable Taxes ...........................................12

ARTICLE VII - ADMINISTRATIVE PROVISIONS ..........................................12

        Section 7.1 - Administrator's Duties and Powers ..........................12
        Section 7.2 - Limitations Upon Powers ....................................12
        Section 7.3 - Final Effect of Administrator Action .......................13
        Section 7.4 - Committee ..................................................13
        Section 7.5 - Indemnification by the Company; Liability Insurance ........13
        Section 7.6 - Recordkeeping ..............................................13
        Section 7.7 - Statement to Participants ..................................14
        Section 7.8 - Inspection of Records ......................................14
        Section 7.9 - Identification of Fiduciaries ..............................14
        Section 7.10- Procedure for Allocation of Fiduciary Responsibilities .....14
        Section 7.11- Claims Procedure ...........................................14
        Section 7.12- Conflicting Claims .........................................16
        Section 7.13- Service of Process .........................................16
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ARTICLE VIII - MISCELLANEOUS PROVISIONS ..........................................16

        Section 8.1 - Termination of the Plan ....................................16
        Section 8.2 - Limitation on Rights of Participants .......................17
        Section 8.3 - Consolidation or Merger; Adoption of Plan by
                             Other Companies .....................................17
        Section 8.4 - Errors and Misstatements ...................................17
        Section 8.5 - Payment on Behalf of Minor, Etc. ...........................18
        Section 8.6 - Amendment of Plan ..........................................18
        Section 8.7 - Funding ....................................................18
        Section 8.8 - Governing Law ..............................................18
        Section 8.9 - Pronouns and Plurality .....................................18
        Section 8.10- Titles......................................................18
        Section 8.11- References .................................................19
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
                          COMPUTER SCIENCES CORPORATION
                           DEFERRED COMPENSATION PLAN

               AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 2, 1998


        Computer Sciences Corporation, a Nevada corporation, by resolution of its Board of Directors dated August 14, 1995, has adopted the Computer Sciences Corporation Deferred Compensation Plan (the "Plan"), which constitutes a complete amendment and restatement of the Computer Sciences Corporation Nonqualified Deferred Compensation Plan (the "Predecessor Plan"), effective as of September 30, 1995, for the benefit of its Nonemployee Directors, as defined below, and certain of its Key Executives, as defined below.

        The Plan shall constitute two separate plans, one for the benefit of Nonemployee Directors and one for the benefit of Key Executives. The plan for Key Executives is a nonqualified deferred compensation plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as defined below. The plan for Nonemployee Directors is not subject to ERISA.


                                    ARTICLE I

                                   DEFINITIONS

Section 1.1  General

        Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.2  Account

        "Account" of a Participant shall mean the Participant's individual deferred compensation account established for his or her benefit under Article IV hereof.

Section 1.3  Administrator

        "Administrator" shall mean Computer Sciences Corporation, acting through its Chief Executive Officer or his or her delegate, except that if Computer Sciences Corporation appoints a Committee under Section 7.4, the term "Administrator" shall mean the Committee as to those duties, powers and responsibilities specifically conferred upon the Committee.



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Section 1.4  Board

        "Board" shall mean the Board of Directors of Computer Sciences Corporation. The Board may delegate any power or duty otherwise allocated to the Administrator to any other person or persons, including a Committee appointed under Section 7.4.

Section 1.5  Change in Control

        "Change in Control" means, after September 30, 1995, (a) the acquisition by any person, entity or group (as defined in Section 13(d)3 of the Exchange
Act), as beneficial owner, directly or indirectly, of securities of Computer Sciences Corporation representing twenty percent (20%) or more of the combined voting power of the then outstanding securities of Computer Sciences Corporation, (b) a change during any period of two (2) consecutive years of a majority of the Board as constituted as of the beginning of such period, unless the election of each director who was not a director at the beginning of such period was approved by vote of at least two-thirds of the directors then in office who were directors at the beginning of such period, (c) a sale of substantially all of the property and assets of Computer Sciences Corporation,
(d) a merger, consolidation, reorganization or other business combination to which Computer Sciences Corporation is a party and the consummation of which results in the outstanding voting securities of Computer Sciences Corporation being exchanged for or converted into cash, property and/or securities not issued by Computer Sciences Corporation, (e) a merger, consolidation, reorganization or other business combination to which the Company is a party and the consummation of which does not result in the outstanding voting securities of the Company being exchanged for or converted into cash, property and/or securities not issued by the Company, provided that the outstanding voting securities of the Company immediately prior to such business combination (or, if applicable, the securities of the Company into which such voting securities are converted as a result of such business combination) represent less than 50% of the voting power of the Company immediately following such business combination, or (f) any other event constituting a change in control of Computer Sciences Corporation for purposes of Schedule 14A of Regulation 14A under the Exchange Act.

Section 1.6  Chief Executive Officer

        "Chief Executive Officer" shall mean the Chief Executive Officer of Computer Sciences Corporation.

Section 1.7  Code

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.




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Section 1.8  Committee

        "Committee" shall mean the Committee, if any, appointed in accordance with Section 7.4.

Section 1.9  Company

        "Company" shall mean Computer Sciences Corporation and all of its affiliates, and any entity which is a successor in interest to Computer Sciences Corporation and which continues the Plan under Section 8.3(a).

Section 1.10  Deferred Compensation

        "Deferred Compensation" of a Participant shall mean the amounts deferred by such Participant under Article III of the Plan.

Section 1.11  Election Form

        "Election Form" shall mean the form of election provided by the Administrator to each Eligible Executive and Nonemployee Director pursuant to
Section 3.1.

Section 1.12  Eligible Key Executive

        "Eligible Key Executive" shall mean any Key Executive who has been designated as eligible to participate in the Plan with respect to any Plan Year by the Chief Executive Officer.

Section 1.13  Employee

        "Employee" shall mean any person who renders services to the Company in the status of an employee as that term is defined in Code Section 3121(d), including officers but not including directors who serve solely in that capacity.

Section 1.14  ERISA

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

Section 1.15  Exchange Act

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.



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Section 1.16  Hardship

        (a) "Hardship" of a Participant, shall mean an unforeseeable emergency which constitutes a severe financial hardship resulting from any one or more of the following:

               (i) sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code Section 152(a)) of the Participant;

               (ii)   loss of the Participant's property due to casualty; or

               (iii) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control.

        (b) Notwithstanding subsection(a) above, a financial need shall not constitute a Hardship unless it is for at least $1,000.00 (or the entire principal amount of the Participant's Accounts, if less).

        (c) Whether a Participant has incurred a Hardship shall be determined by the Administrator in its discretion on the basis of all relevant facts and circumstances and in accordance with nondiscriminatory and objective standards, uniformly interpreted and consistently applied.

Section 1.17  Key Executive

        "Key Executive" shall mean any Employee of the Company who is an officer or other key executive of the Company and who qualifies as a "highly compensated employee or management employee" within the meaning of Title I of ERISA.

Section 1.18  Key Executive Plan

        "Key Executive Plan" shall mean the portion of this Plan which is maintained or the benefit of the Company's Key Executives.

Section 1.19  Nonemployee Director

        "Nonemployee Director" shall mean a member of the Board who is not an Employee.

Section 1.20  Nonemployee Director Plan

        "Nonemployee Director Plan" shall mean the portion of this Plan which is maintained for the benefit of the Company's Nonemployee Directors.



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Section 1.21  Partial First Plan Year

        "Partial First Plan Year" shall mean that portion of the first Plan Year of the Plan subject to its amendment and restatement effective as of September 30, 1995, which shall begin on September 30, 1995 and end on March 29, 1996.

Section 1.22  Participant

        "Participant" shall mean any person who elects to participate in the Plan as provided in Article II and who defers Qualified Compensation under the Plan.

Section 1.23  Plan

        "Plan" shall mean the Computer Sciences Corporation Deferred Compensation Plan.

Section 1.24  Plan Year

        "Plan Year" shall mean the fiscal year of the Company.

Section 1.25  Predecessor Plan

        "Predecessor Plan" shall mean the Computer Sciences Corporation Nonqualified Deferred Compensation Plan as in effect and maintained by the Company for the benefit of its Nonemployee Directors prior to the amendment and restatement of the Plan effective as of September 30, 1995.

Section 1.26  Retirement

        "Retirement" shall mean, with respect to a Key Executive, a Separation from Service of such Key Executive (a) on or after attainment of age sixty-two
(62) or (b) prior to attainment of age sixty-two (62) if the Chief Executive Officer shall designate such Separation from Service as Retirement for purposes of the Plan.

Section 1.27  Separation from Service

        (a) "Separation from Service" of a Key Executive shall mean the termination of his or her employment with the Company by reason of resignation, discharge, death or Retirement. A leave of absence or sick leave authorized by the Company in accordance with established policies, a vacation period or a military leave shall not constitute a Separation from Service; provided, however, that failure to return to work upon expiration of any leave of absence, sick leave, military leave or vacation shall be considered a resignation effective as of the date of expiration of such leave of absence, sick leave, military leave or vacation.

        (b) "Separation from Service" of a Nonemployee Director shall mean the Nonemployee Director's ceasing to serve as a member of the Board for any reason.



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Section 1.28  Qualified Compensation

        (a) "Qualified Compensation" of a Key Executive shall mean the Key Executive's annual bonus which may be payable to the Key Executive under the Computer Sciences Corporation Annual Incentive Plan or such other bonus or incentive compensation plan of the Company which may be designated from time to time by the Administrator.

        (b) "Qualified Compensation" of a Nonemployee Director shall mean the retainer, consulting fees, committee fees and meeting fees which are payable to the Nonemployee Director by the Company.


                                   ARTICLE II

                                   ELIGIBILITY

Section 2.1  Requirements for Participation

        Any Eligible Key Executive and any Nonemployee Director shall be eligible to be a Participant in the Plan.

Section 2.2  Deferral Election Procedure

        For each Plan Year, the Administrator shall provide each Eligible Key Executive and each Nonemployee Director with an Election Form on which such person may elect to defer his or her Qualified Compensation under Article III. Each such person who elects to defer Qualified Compensation under Article III shall complete and sign the Election Form and return it to the Administrator.

Section 2.3  Content of Election Form

        Each Participant who elects to defer Qualified Compensation under the Plan shall set forth on the Election Form specified by the Administrator:

        (a) the amount of Qualified Compensation to be deferred under Article III and the Participant's authorization to the Company to reduce his or her Qualified Compensation by the amount of the deferred compensation,

        (b) the length of time with respect to which the Participant elects to defer the Deferred Compensation,

        (c) the method under which the Participant's Deferred Compensation shall be payable, and

        (d) such other information, acknowledgments or agreements as may be required by the Administrator.




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
                                   ARTICLE III

                             PARTICIPANTS' DEFERRALS

Section 3.1  Deferral of Qualified Compensation

        (a) Each Eligible Key Executive and Nonemployee Director may elect to defer into his or her Account all or any portion of the Qualified Compensation which would otherwise be payable to him or her for any Plan Year in which he or she has not incurred a Separation from Service as of the first day of the Plan Year in question. Such election shall be made by the Eligible Key Executive or Nonemployee Director completing and delivering to the Administrator his or her Election Form for such Plan Year no later than the last day of the next preceding Plan Year, except (i) with respect to the Partial First Plan Year, in which case such election shall be made not later than September 29, 1995, and
(ii) with respect to a person who first becomes an Employee or Nonemployee Director during a Plan Year, which person may make such election within 30 days after first becoming an Employee or Nonemployee Director, respectively.

        (b) Any such election made by a Participant to defer Qualified Compensation shall be irrevocable and shall not be amendable by the Participant, except:

               (i)    as set forth in Sections 6.2 and 6.3 hereof; or

               (ii) in the event of a Hardship, a Participant may terminate the Participant's deferral election for the Plan Year in which the Hardship occurs with respect to all Qualified Compensation which has not yet been deferred.

Section 3.2  Deferral for Partial First Plan Year

        For the Partial First Plan Year, Participants may defer any or all of the Qualified Compensation which is earned by them after September 29, 1995 and before March 30, 1996. Deferral elections previously made by Nonemployee Directors for the 1996 Plan Year shall only remain effective with respect to Qualified Compensation earned prior to September 30, 1995.


                                   ARTICLE IV

                         DEFERRED COMPENSATION ACCOUNTS

Section 4.1  Deferred Compensation Accounts

        The Administrator shall establish and maintain for each Participant an Account to which shall be credited the amounts allocated thereto under this
Article IV and from which shall be debited the Participant's distributions and withdrawals under Articles V and VI.



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Section 4.2  Crediting of Deferred Compensation

        Each Participant's Account shall be credited with an amount which is equal to the amount of the Participant's Qualified Compensation which such Participant has elected to defer under Article III at the time such Qualified Compensation would otherwise have been paid to the Participant.

Section 4.3  Crediting of Earnings

        Beginning on September 30, 1995 and subject to amendment by the Board, for each Plan Year earnings shall be credited to each Participant's Account (including the Accounts of Nonemployee Directors under the Predecessor Plan), at a rate equal to 120% of the 120-month rolling average interest payable on 10-year United States Treasury Notes as of December 31 of the preceding Plan Year, compounded annually. Earnings shall be credited on such valuation dates as the Administrator shall determine.

Section 4.4  Applicability of Account Values

        The value of each Participant's Account as determined as of a given date under this Article, plus any amounts subsequently allocated thereto under this Article and less any amounts distributed or withdrawn under Articles V or VI shall remain the value thereof for all purposes of the Plan until the Account is revalued hereunder.

Section 4.5  Vesting of Deferred Compensation Accounts

        Subject to the possible reductions provided for in Section 6.2 and 6.3 with respect to certain Participant withdrawals, each Participant's interest in his or her Account shall be 100% vested and non-forfeitable at all times.

Section 4.6  Assignments, Etc. Prohibited

        No part of any Participant's Account shall be liable for the debts, contracts or engagements of the Participant, or the Participant's beneficiaries or successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever except to designate a beneficiary as provided in Section 5.3.



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
                                    ARTICLE V

                 DISTRIBUTIONS OF DEFERRED COMPENSATION ACCOUNTS

Section 5.1 Distributions upon a Key Executive's Retirement and a Nonemployee
            Director's Separation from Service

        (a) The Account of a Key Executive who incurs a Separation from Service upon his or her Retirement, and the Account of a Nonemployee Director who incurs a Separation from Service, in each case other than on account of death, shall be paid to the Participant as specified in any election made by the Participant pursuant to Section 5.4 hereof. Any remaining balance of the Participant's Account shall be paid to the Participant, as specified by the Participant in an election made pursuant to this Section 5.1, in a lump-sum distribution or in approximately equal annual installments over 5, 10 or 15 years. Payment(s) shall commence within thirty (30) days following the date of such Separation from Service.

        (b) At the time a Participant first elects to defer Qualified Compensation under the Plan, he or she shall make an election pursuant to this
Section 5.1. Such election shall remain in effect and shall apply to the Participant's total Account, as the same may increase or decrease from time to time. An election pursuant to this Section 5.1 may be superseded by a subsequent election, which subsequent election shall then apply to the Participant's total Account, as the same may increase or decrease from time to time. Notwithstanding the foregoing, no subsequent election pursuant to this Section 5.1 shall be effective unless it is made at least 13 months prior to the Participant's Separation from Service.

Section 5.2 Distributions upon a Key Executive's Pre-Retirement Separation from
            Service

        The Account of a Key Executive who incurs a Separation from Service prior to his or her Retirement and other than on account of his or her death shall be paid to the Participant in a lump-sum distribution within thirty (30) days following the date of such Separation from Service, notwithstanding any election to the contrary made by the Participant pursuant to Section 5.4 hereof.

Section 5.3  Distributions upon a Participant's Death

        (a) Notwithstanding anything to the contrary in the Plan, the remaining balance of the Account of a Participant who dies (i) shall be paid to the persons and entities designated by the Participant as his or her beneficiaries for such purpose and (ii) shall be paid in the manner set forth in this Section
5.3. With respect to a Participant who does not incur a Separation from Service prior to his or her death, such balance shall be paid, as specified by the Participant in an election made pursuant to this Section 5.3, in a lump-sum distribution or in approximately equal annual installments over 5, 10 or 15 years. With respect to a Participant who does incur a Separation from Service prior to his or her death, such balance shall be paid, as specified by the Participant in an election made pursuant to this Section 5.3, in a



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
lump-sum distribution or in approximately equal annual installments over the remaining term of the 5, 10 or 15-year payment period elected pursuant to
Section 5.1 hereof. Payment(s) shall commence within thirty (30) days following the date of death.

        (b) At the time a Participant first elects to defer Qualified Compensation under the Plan, he or she shall make an election pursuant to this
Section 5.3. Such election shall remain in effect and shall apply to the Participant's total Account, as the same may increase or decrease from time to time. An election pursuant to this Section 5.3 may be superseded by a subsequent election, which subsequent election shall then apply to the Participant's total Account, as the same may increase or decrease from time to time. Notwithstanding the foregoing, no subsequent election pursuant to this Section 5.3 shall be effective unless it is made at least 13 months prior to the Participant's Separation from Service.

Section 5.4  Optional Distributions

        (a) At the time a Participant elects to defer Qualified Compensation for any Plan Year, he or she may also elect, pursuant to this Section 5.4, to receive a special, lump-sum distribution of any or all of the amount deferred for such Plan Year on a date specified by the Participant in such election, which date must be at least 24 months after the date of such election. Any such special distribution shall be made within five (5) business days after the date therefor specified by the Participant, unless the Participant shall have died on or prior to such date, in which case no such special distribution shall be made.

        (b) An election pursuant to this Section 5.4 may be superseded by one subsequent election; provided, however, that such subsequent election shall not be effective unless: (i) it is irrevocable; (ii) it is made at least 13 months prior to the Participant's Separation from Service and at least 24 months prior to the date upon which the special distribution will be made; and (iii) the date of the special distribution specified in the subsequent election is earlier than the date specified in the initial election.

        (c) Notwithstanding the foregoing, an election pursuant to this Section
5.4 with respect to the Partial First Plan Year may be superseded by two subsequent elections; provided, however, that: (i) the first such subsequent election shall not be effective unless it is made prior to March 30, 1996 and at least 13 months prior to the Participant's Separation from Service and at least 24 months prior to the date upon which the special distribution will be made; and (ii) the second such subsequent election satisfies all the requirements set forth in paragraph (b)(i), (ii) and (iii) of this Section 5.4.

Section 5.5  Applicable Taxes

        All distributions under the Plan shall be subject to withholding for all amounts which the Company is required to withhold under federal, state or local tax law.


                                   ARTICLE VI

                 WITHDRAWALS FROM DEFERRED COMPENSATION ACCOUNTS

Section 6.1  Hardship Withdrawals from Accounts

        A Participant may make a withdrawal from the Participant's Account on account of the Participant's Hardship, only to the extent that the Hardship is not otherwise relievable:

               (a) through reimbursement or compensation by insurance or otherwise,

               (b) by liquidation of the Participant's assets (to the extent that such liquidation does not itself cause a Hardship), or

               (c) by cessation of deferrals under the Plan.

Section 6.2  Withdrawals after a Change in Control

        At any time within three years after the occurrence of a Change in Control, a Key Executive may elect to withdraw all or any part of the Key Executive's Account by delivering a written election to such effect to the Administrator, provided, however, that if a Key Executive makes such an election, (i) the Key Executive shall forfeit, and the Key Executive's Account shall be debited with, an amount equal to 5% of the amount of the withdrawal distribution, (ii) the Key Executive's deferral election for the Plan Year in which the withdrawal distribution occurs shall be terminated with respect to any Qualified Compensation which has not yet been deferred and (iii) the Key Executive shall not be permitted to defer Qualified Compensation under the Plan for the two Plan Years immediately following the Plan Year of the withdrawal distribution.

Section 6.3  Voluntary Withdrawals

        At any time, a Participant may elect to withdraw all or any part of the Participant's Account by delivering a written election to such effect to the Administrator, provided, however, that if a Participant makes such an election,
(i) the Participant shall forfeit, and the Participant's Account shall be debited with, an amount equal to 10% of the amount of the withdrawal distribution, (ii) the Participant's deferral election for the Plan Year in which the withdrawal distribution occurs shall be terminated with respect to any Qualified Compensation which has not yet been deferred and (iii) the Participant shall not be permitted to defer

Qualified Compensation under the Plan for the two Plan Years immediately following the year of the withdrawal distribution.

Section 6.4  Applicable Taxes

        All withdrawals under the Plan shall be subject to withholding for all amounts which the Company is required to withhold under federal, state or local tax law.


                                   ARTICLE VII

                            ADMINISTRATIVE PROVISIONS

Section 7.1  Administrator's Duties and Powers

        The Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power, authority and discretion to carry out that function. Among its necessary powers and duties are the following:

        (a) To delegate all or part of its function as Administrator to others and to revoke any such delegation.

        (b) To determine questions of eligibility of Participants and their entitlement to benefits, subject to the provisions of Section 7.11.

        (c) To select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians, or other persons to render service or advice with regard to any responsibility the Administrator or the Board has under the Plan, or otherwise, to designate such persons to carry out fiduciary responsibilities under the Plan, and (together with the Committee, the Company, the Board and the officers and Employees of the Company) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

        (d) To interpret the Plan and any relevant facts for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.

        (e) To conduct claims procedures as provided in Section 7.11.

Section 7.2  Limitations Upon Powers

        The Plan shall be uniformly and consistently administered, interpreted and applied with regard to all Participants in similar circumstances. The Plan shall be administered, interpreted and applied fairly and equitably and in accordance with the specified purposes of the Plan.

Section 7.3  Final Effect of Administrator Action

        Except as provided in Section 7.11, all actions taken and all determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and any person interested in the Plan.

Section 7.4  Committee

        (a) The Administrator may, but need not, appoint a Committee consisting of two or more members to hold office during the pleasure of the Administrator. The Committee shall have such powers and duties as are delegated to it by the Administrator. Committee members shall not receive payment for their services as such.

        (b) Appointment of Committee members shall be effective upon filing of written acceptance of appointment with the Administrator.

        (c) A Committee member may resign at any time by delivering written notice to the Administrator.

        (d) Vacancies in the Committee shall be filled by the Administrator.

        (e) The Committee shall act by a majority of its members in office; provided, however, that the Committee may appoint one of its members or a delegate to act on behalf of the Committee on matters arising in the ordinary course of administration of the Plan or on specific matters.

Section 7.5  Indemnification by the Company; Liability Insurance

        The Company shall pay or reimburse any of the Company's officers, directors, Committee members or Employees who are fiduciaries with respect to the Plan for all expenses incurred by such persons in, and shall indemnify and hold them harmless from, all claims, liability and costs (including reasonable attorneys' fees) arising out of the good faith performance of their duties under the Plan. The Company may obtain and provide for any such person, at the Company's expense, liability insurance against liabilities imposed on such person by law.

Section 7.6  Recordkeeping

        (a) The Administrator shall maintain suitable records of each Participant's Account which, among other things, shall show separately deferrals and the earnings credited thereon, as well as distributions and withdrawals therefrom and records of its deliberations and decisions.

        (b) The Administrator shall appoint a secretary, and at its discretion, an assistant secretary, to keep the record of proceedings, to transmit its decisions, instructions, consents or directions to any interested party, to execute and file, on behalf of the Administrator, such documents, reports or other matters as may be necessary or appropriate under ERISA and to perform ministerial acts.

        (c) The Administrator shall not be required to maintain any records or accounts which duplicate any records or accounts maintained by the Company.

Section 7.7  Statement to Participants

        By March 15 of each year, the Administrator shall furnish to each Participant a statement setting forth the value of the Participant's Account as of the preceding December 31 and such other information as the Administrator shall deem advisable to furnish.

Section 7.8  Inspection of Records

        Copies of the Plan and records of a Participant's Account shall be open to inspection by the Participant or the Participant's duly authorized representatives at the office of the Administrator at any reasonable business hour.

Section 7.9  Identification of Fiduciaries

        The Administrator shall be the named fiduciary of the Plan and, as permitted or required by law, shall have exclusive authority and discretion to operate and administer the Plan.

Section 7.10  Procedure for Allocation of Fiduciary Responsibilities

        (a) Fiduciary responsibilities under the Plan are allocated as follows:

               (i) The sole duties, responsibilities and powers allocated to the Board, any Committee and any fiduciary shall be those expressly provided in the relevant Sections of the Plan.

               (ii) All fiduciary duties, responsibilities, and powers not allocated to the Board, any Committee or any fiduciary, are hereby allocated to the Administrator, subject to delegation.

        (b) Fiduciary duties, responsibilities and powers under the Plan may be reallocated among fiduciaries by amending the Plan in the manner prescribed in
Section 8.6, followed by the fiduciaries' acceptance of, or operation under, such amended Plan.

Section 7.11  Claims Procedure

        (a) No distributions under this Plan to a Participant, former Participant or Participant's beneficiary shall be made except upon a claim filed in writing with the Committee, if in existence, or otherwise to a claims official designated by the Administrator.

        (b) If the Committee or claims official wholly or partially denies the claim, it or he shall, within a reasonable period of time after receipt of the claim, provide the claimant with written notice of such denial, setting forth, in a manner calculated to be understood by the claimant:

               (i)    the specific reason or reasons for such denial;

               (ii) specific reference to pertinent Plan provisions on which the denial is based;

               (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

               (iv) an explanation of the Plan's claims review procedure.

        (c) The Administrator shall provide each claimant with a reasonable opportunity to appeal a denial of a claim to the Chief Executive Officer or his or her authorized delegate for a full and fair review. The claimant or his or her duly authorized representative:

               (i) may request a review upon written application to the Chief Executive Officer or his authorized delegate (which shall be filed with the Committee or claims official);

               (ii)   may review pertinent documents; and

               (iii) may submit issues and comments in writing.

        (d) The Chief Executive Officer or his authorized delegate may establish such time limits within which a claimant may request review of a denied claim as are reasonable in relation to the nature of the benefit which is the subject of the claim and to other attendant circumstances but which shall be not less than sixty days after receipt by the claimant of written notice of denial of his or her claim.

        (e) The decision by the Chief Executive Officer or his delegate upon review of a claim shall be made not later than sixty days after receipt by the Chief Executive Officer or his authorized delegate of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty days after receipt of such request for review.

        (f) The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific references to the pertinent Plan provisions on which the decision is based.

        (g) To the extent permitted by law, the decision of the Committee or claims official, if no appeal is filed, or the decision of the Chief Executive Officer or his delegate on review, when warranted on the record and reasonably based on the law and the provisions of the Plan, shall be final and binding on all parties.

Section 7.12  Conflicting Claims

        If the Administrator is confronted with conflicting claims concerning a Participant's Account, the Administrator may interplead the claimants in an action at law, or in an arbitration conducted in accordance with the rules of the American Arbitration Association, as the Administrator shall elect in its sole discretion, and in either case, the attorneys' fees, expenses and costs reasonably incurred by the Administrator in such proceeding shall be paid from the Participant's Account.

        Section 7.13  Service of Process


        The Secretary of Computer Sciences Corporation is hereby designated as agent of the Plan for the service of legal process.


                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

Section 8.1  Termination of the Plan

        (a) While the Plan is intended as a permanent program, the Board shall have the right at any time to declare the Plan terminated completely as to the Company or as to any group, division or other operational unit thereof or as to any affiliate thereof.

        (b) Discharge or layoff of any Employees without such a declaration shall not result in a termination of the Plan.

        (c) In the event of any termination, the Board, in its sole and absolute discretion may elect to:

               (i) maintain Participants' Accounts, payment of which shall be made in accordance with Articles V and VI; or

               (ii) liquidate the portion of the Plan attributable to each Participant as to whom the Plan is terminated and distribute each such Participant's Account in a lump sum or pursuant to any method which is at least as rapid as the distribution method elected by the Participant under Section 5.4.

Section 8.2  Limitation on Rights of Participants

        The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company and any Employee or any

Nonemployee Director, or consideration for, or an inducement or condition of, the employment of an Employee or service of a Nonemployee Director. Nothing contained in the Plan shall give any Employee or Nonemployee Director the right to be retained in the service of a Company or to interfere with or restrict the right of the Company, which is hereby expressly reserved, to discharge or retire any Employee or Nonemployee Director, except as otherwise provided by a written employment agreement between the Company and the Employee or Nonemployee Director, at any time without notice and with or without cause. Inclusion under the Plan will not give any Employee or Nonemployee Director any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to Employees, Nonemployee Directors, Participants or any other persons entitled to payments under the Plan.

Section 8.3  Consolidation or Merger; Adoption of Plan by Other Companies

        (a) In the event of the consolidation or merger of the Company with or into any other entity, or the sale by the Company of substantially all of its assets, the resulting successor may continue the Plan by adopting it in a resolution of its Board of Directors. If within 90 days from the effective date of such consolidation, merger or sale of assets, such successor corporation does not adopt the Plan, the Plan shall be terminated in accordance with Section 8.1.

        (b) There shall be no merger or consolidation with, or transfer of the liabilities of the Plan to, any other plan unless each Participant in the Plan would have, if the combined or successor plans were terminated immediately after the merger, consolidation, or transfer, an account which is equal to or greater than his or her corresponding Account under the Plan had the Plan been terminated immediately before the merger, consolidation or transfer.

Section 8.4  Errors and Misstatements

        In the event of any misstatement or omission of fact by a Participant to the Administrator or any clerical error resulting in payment of benefits in an incorrect amount, the Administrator shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall cause the Company to pay the Participant or any other person entitled to payment under the Plan any underpayment in cash in a lump sum, or to recoup any overpayment from future payments to the Participant or any other person entitled to payment under the Plan in such amounts as the Administrator shall direct, or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.

Section 8.5  Payment on Behalf of Minor, Etc.

        In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the

Administrator may direct that such payment be made to any person found by the Administrator in its sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Board, the Administrator, the Committee and their officers, directors and employees.

Section 8.6  Amendment of Plan

The Plan may be wholly or partially amended by the Board from time to time, in its sole and absolute discretion, including prospective amendments which apply to amounts held in a Participant's Account as of the effective date of such amendment and including retroactive amendments necessary to conform to the provisions and requirements of ERISA or the Code or regulations pursuant thereto; provided, however, that no amendment shall decrease the amount of any Participant's Account as of the effective date of such amendment. Notwithstanding the foregoing, Section 8.7 shall not be amended in any respect on or after a Change in Control.

Section 8.7  Funding

        (a) Subject to Section 8.7(b), all benefits payable under the Plan will be paid from the general assets of the Company and no Participant or beneficiary shall have any claim against any specific assets of the Company.

        (b) Not later than the occurrence of a Change in Control, the Company shall cause to be transferred to a grantor trust described in Section 671 of the Code, assets equal in value to all accrued obligations under the Plan as of one day following a Change in Control, in respect of both active employees of the Company and retirees as of that date. Such trust by its terms shall, among other things, be irrevocable. The value of liabilities and assets transferred to the trust shall be determined by one or more nationally recognized firms qualified to provide actuarial services as described in Section 4 of the Computer Sciences Corporation Severance Plan for Senior Management and Key Employees. The establishment and funding of such trust shall not affect the obligation of the Company to provide benefits payments under the terms of the Plan to the extent such benefits are not paid from the trust.

Section 8.8  Governing Law

        The Plan shall be construed, administered and governed in all respects under and by the laws of the State of California, except to the extent such laws may be preempted by ERISA.

Section 8.9  Pronouns and Plurality

        The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.



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

Section 8.10  Titles

        Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 8.11  References

        Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.


                                       19